Exhibit No. EX-28.d.3.d.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND

ABERDEEN ASSET MANAGEMENT INC.

Effective October 1, 2007

Amended October 18, 2010*

Funds of the Trust	Advisory Fees

Nationwide Fund	0.27% on all Subadviser assets

*	As approved by the Board of Trustees at its meeting held on September 14, 2010.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE MUTUAL FUNDS

By: /s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

ADVISER NATIONWIDE FUND ADVISORS

By: /s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

SUBADVISER ABERDEEN ASSET MANAGEMENT INC.

By: /s/ Jennifer A. Nichols
Name: Jennifer A. Nichols
Title: Director/Vice President